EXHIBIT 4.2

THE SCO GROUP, INC.

CERTIFICATE OF CORRECTION FILED TO CORRECT

A CERTAIN ERROR IN THE CERTIFICATE OF

OF

DESIGNATION

OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON AUGUST 27, 2004

The SCO Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.                                       That the name of the corporation is The SCO Group, Inc. (the “Corporation”).

2.                                       That a Certificate of Designation of Series A Junior Participating Preferred Stock of The SCO Group, Inc. (the “Certificate”) was filed by the Secretary of State of Delaware on August 27, 2004 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.                                       The inaccuracy or defect of the Certificate to be corrected is to change the reference to “at a meeting duly called and held on [date]” in the first paragraph of the Certificate to refer to “by written consent on August 10, 2004”.

4.                                       The first paragraph of the Certificate is replaced in its entirety to read as follows:

“The SCO Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the board of directors of the Corporation as required by Section 151 of the General Corporation Law by written consent on August 10, 2004;”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Bert B. Young, its Chief Financial Officer, this 31st day of August, 2004.

By:	/s/ Bert B. Young
Name: Bert B. Young
Title: Chief Financial Officer